EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                        HOMETOWN COMMUNITY BANCSHARES, INC.


                                       I.
     The name of the Corporation is:

                        Hometown Community Bancshares, Inc.


                                        II.

     The Corporation shall have authority to issue 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of special stock, no par value per share, any part or all of which shares of special stock may be established and designated from time to time by the Board of Directors in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors.


                                       III.

     The initial registered office of the Corporation shall be at 6454 Highway 53 N, Braselton, Jackson County, Georgia 30517. The initial registered agent of the Corporation shall be Robert M. Martin.


                                       IV.

     The name and address of the incorporator is:

           Amanda S. Epstein, Esq.
           Morris, Manning & Martin, L.L.P.
           1600 Atlanta Financial Center
           3343 Peachtree Road, N.E.
           Atlanta, Georgia 30326


                                       V.

     The mailing address of the initial principal office of the Corporation is:

           Hometown Community Bancshares, Inc.
           6454 Highway 53 N
           Braselton, Georgia 30517


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                                      VI.

     No director of the Corporation shall have personal liability to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty of care or other duty as a director, except that this Article VI shall not eliminate or limit the liability of a director: (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director received an improper personal benefit. Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of the Articles of Incorporation of the Corporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any act or failure to act, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise prior to any amendment, repeal or adoption of such an inconsistent provision. If the Georgia Business Corporation Code is subsequently amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of the directors of the Corporation shall be so further limited to the greatest extent permitted by the Georgia Business Corporation Code.


                                       VII.

     The Board of Directors, any committee of the Board of Directors and any individual Director, in discharging the duties of their respective positions and in determining what is believed to be in the best interest of the Corporation, may in their sole discretion consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such Directors consider pertinent, in addition to considering the effects of any action on the Corporation and its shareholders. Notwithstanding the foregoing, this Article VII shall not be deemed to provide any of the foregoing constituencies any right to be considered in any such discharging of duties or determination.


                                       VIII.

     Any action required or permitted to be taken at a shareholders' meeting maybe taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action, or by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. All voting shareholders of record who did not participate in taking the action shall be given written notice of the action not more than 10 days after the taking of action without a meeting. An action by less than unanimous consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting.


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     IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation the 12th day of May, 2004.


                                            /s/ Amanda S. Epstein
                                            -------------------------
                                            Amanda S. Epstein
                                            Incorporator


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